Exhibit 99.1

TransDigm Group Reports Fiscal 2021 Third Quarter Results and Announces Transition of W. Nicholas Howley to Chairman

Cleveland, Ohio, August 10, 2021/PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the third quarter ended July 3, 2021, which continue to be unfavorably impacted by the COVID-19 pandemic. TransDigm also announced today that W. Nicholas (Nick) Howley, previously TransDigm's Executive Chairman, transitioned to non-executive Chairman of the Board of Directors effective August 6, 2021. More information regarding the transition is provided later in this release.
Third quarter highlights include:
•Net sales of $1,218 million, up 19% from $1,022 million in the prior year's quarter;
•Income from continuing operations of $317 million, up from a loss from continuing operations of $(5) million;
•Earnings per share from continuing operations of $5.43, up from a loss per share from continuing operations of $(0.09);
•EBITDA As Defined of $559 million, up 32% from $424 million;
•EBITDA As Defined margin of 45.9%, representing sequential improvement;
•Adjusted earnings per share of $3.33, up 116% from $1.54 in the prior year's quarter; and
•Strong operating cash flow generation of $252 million.

Fiscal 2021 financial guidance remains suspended at this time.
Quarter-to-Date Results
Net sales for the quarter increased 19.2%, or $196 million, to $1,218 million from $1,022 million in the comparable quarter a year ago. Organic sales growth was 15.1%. Net acquisition and divestiture sales growth was $42 million over the comparable quarter a year ago.

Income from continuing operations for the quarter increased $322 million to $317 million from a loss from continuing operations of $(5) million in the comparable quarter a year ago. The increase in income from continuing operations primarily reflects the increase in net sales described above, lower effective tax rate, the net gain on sale recognized as a result of the divestitures completed during the third quarter of fiscal 2021, and lower COVID-19 restructuring costs.
Adjusted net income for the quarter increased 120.5% to $194 million, or $3.33 per share, from $88 million, or $1.54 per share, in the comparable quarter a year ago.
EBITDA for the quarter increased 56.3% to $572 million from $366 million for the comparable quarter a year ago. EBITDA As Defined for the quarter increased 31.8% to $559 million compared with $424 million in the comparable quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 45.9%, representing sequential improvement versus the second fiscal quarter of 2021.

“Trends in the commercial aerospace industry are encouraging and have increasingly shown signs of recovery in recent months with vaccination rates expanding and air traffic improving, especially in certain domestic markets. We also saw another quarter of sequential improvement in our commercial aftermarket revenues," stated Kevin Stein, TransDigm Group's President and Chief Executive Officer. "Additionally, I am very pleased that we continue to sequentially expand our EBITDA As Defined margin as a result of continued recovery in our commercial aftermarket revenues as well as careful management of our cost structure and focus on our operating strategy in this challenging commercial environment."
The current quarter effective tax rate was (30.0)% compared to 113.5% for the comparable period of fiscal 2020. The effective tax rate in the current quarter was positively impacted by the release of the valuation allowance applicable to the net interest deduction limitation carryforward and the discrete impact of excess tax benefits associated with share-based payments. For the full 2021 fiscal year, the Company expects the effective tax rate to be in the range of 0% to 3% and the adjusted tax rate to be in the range of 18% to 20%.
On April 27, 2021, TransDigm completed the divestiture of the Technical Airborne Components business ("TAC") to Searchlight Capital Partners for approximately $40 million in cash.
On June 30, 2021, TransDigm completed the divestiture of its ScioTeq and TREALITY Simulation Visual Systems ("ScioTeq and TREALITY") businesses to OpenGate Capital for approximately $200 million in cash. ScioTeq and TREALITY were acquired by TransDigm in March 2019 as part of the Esterline Technologies acquisition.
The net gain on sale recognized during the third quarter of fiscal 2021 as a result of the ScioTeq and TREALITY and TAC divestitures was approximately $68 million.
The financial results of the ScioTeq and TREALITY and TAC businesses for all periods under TransDigm's ownership will remain classified as continuing operations in accordance with U.S. generally accepted accounting principles.
Year-to-Date Results
Net sales for the thirty-nine week period ended July 3, 2021 declined 10.5%, or $411 million, to $3,519 million from $3,930 million in the comparable period a year ago.
Income from continuing operations for the thirty-nine week period ended July 3, 2021 was $473 million, a decrease of 14.3% compared to $552 million in the comparable period a year ago. The decrease in income from continuing operations primarily reflects the decline in net sales described above, along with higher non-cash stock compensation expense and interest expense, partially offset by a lower effective tax rate and the net gain on sale recognized as a result of the divestitures completed during the third quarter of fiscal 2021.
GAAP earnings per share were reduced in fiscal 2021 and 2020 by $1.24 per share and $3.22 per share, respectively, as a result of dividend equivalent payments made during each year. As a reminder, GAAP earnings per share are reduced when TransDigm makes dividend equivalent payments pursuant to the Company's stock option plans. These dividend equivalent payments are made during the Company's first fiscal quarter each year and also upon payment of any special dividends.
Adjusted net income for the thirty-nine week period ended July 3, 2021 decreased 30.7% to $460 million, or $7.88 per share, from $664 million, or $11.57 per share, in the comparable period a year ago.

EBITDA for the thirty-nine week period ended July 3, 2021 decreased 13.6% to $1,414 million from $1,637 million for the comparable period a year ago. EBITDA As Defined for the period decreased 12.8% to $1,552 million compared with $1,780 million in the comparable period a year ago. EBITDA As Defined as a percentage of net sales for the current period was 44.1%.
Please see the attached tables for a reconciliation of income (loss) from continuing operations to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined, and a reconciliation of earnings (loss) per share to adjusted earnings per share for the periods discussed in this press release.
Fiscal 2021 Outlook
Given the considerable uncertainty around the extent and duration of business disruptions related to the COVID-19 pandemic, and how that will continue to impact operations, the Company will not provide fiscal year 2021 guidance at this time.
Transition of W. Nicholas Howley from Executive Chairman to Non-Executive Chairman
TransDigm also announced today the transition of Mr. Howley from TransDigm's Executive Chairman to Chairman of the Board of Directors, effective August 6, 2021.
As Chairman and Chair of the Executive Committee, Mr. Howley will continue to focus his efforts primarily on matters relating to capital allocation, mergers and acquisitions, corporate strategy, and leadership of the Board of Directors.
This transition timeline is accelerated by roughly one year, as Mr. Howley's previous employment agreement anticipated his transition from Executive Chairman to Chairman in December 2022. Mr. Howley intends to continue in the Chairman role through at least fiscal 2024, which is the same commitment time period as his previous employment agreement.
Mr. Howley stated, "The duration of my time commitment with TransDigm will continue through at least 2024 - unchanged by this action. The orderly transition outlined in my previous employment agreement is proceeding well and ahead of schedule, and after three years, now seems like an appropriate time to move into the next phase. Over the past three years, Kevin and his team have dealt well with many significant issues, including both the highly successful integration of Esterline Technologies, our largest acquisition to date, and the unprecedented COVID-19 situation. I look forward to continuing as Chairman of the Board and working with Kevin on TransDigm's consistent strategy of creating long term intrinsic value for our shareholders. As part of this effort, I will maintain a particular focus on capital allocation, mergers and acquisitions, and major strategic issues."
"I have benefited tremendously as the CEO of TransDigm from the overlap with Nick in his Executive Chairman role," stated Kevin Stein, TransDigm Group's President and Chief Executive Officer. "I look forward to a continuing partnership with Nick in his role as Chairman and to continuing together the exceptional value generating strategy that has been the cornerstone of this organization since Nick and Doug Peacock founded TransDigm in 1993."

Earnings Conference Call
TransDigm Group will host a conference call for investors and security analysts on August 10, 2021, beginning at 11:00 a.m., Eastern Time. To join the call, dial (833) 397-0943 and enter the passcode 7297154. International callers should dial (720) 405-3217 and use the same passcode. A live audio webcast can be accessed online at http://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”
The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time. A telephone replay will be available for one week by dialing (855) 859-2056 and entering the passcode 7297154. International callers should dial (404) 537-3406 and use the same passcode.

About TransDigm Group
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, batteries and chargers, engineered latching and locking devices, engineered rods, engineered connectors and elastomer sealing solutions, databus and power controls, cockpit security components and systems, specialized and advanced cockpit displays, engineered audio, radio and antenna systems, specialized lavatory components, seat belts and safety restraints, engineered and customized interior surfaces and related components, advanced sensor products, switches and relay panels, thermal protection and insulation, lighting and control technology, parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.
Non-GAAP Supplemental Information
EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items recorded as corporate expenses, including non-cash compensation charges incurred in connection with TransDigm Group's stock incentive plans, restructuring costs related to TransDigm Group's cost reduction measures in response to the COVID-19 pandemic, foreign currency gains and losses, acquisition-integration costs, acquisition transaction-related expenses, and refinancing costs. TransDigm Group defines adjusted net income as net income (loss) plus purchase accounting backlog amortization expense, effects from the sale on businesses, non-cash compensation charges incurred in connection with TransDigm Group's stock incentive plans, restructuring costs related to TransDigm Group's cost reduction measures in response to the COVID-19 pandemic, foreign currency gains and losses, acquisition-integration costs, acquisition transaction-related expenses, and refinancing costs. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income and adjusted earnings per share, please see the attached financial tables.
TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

None of EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under U.S. GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with U.S. GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with U.S. GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements, necessary to service interest payments on our indebtedness;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Forward-Looking Statements
Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2021 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties that could cause TransDigm Group’s actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the impact that the COVID-19 pandemic has on the TransDigm Group's business, results of operations, financial condition and liquidity; the sensitivity of TransDigm Group's business to the number of flight hours that its customers’ planes spend aloft and its customers’ profitability, both of which are affected by general economic conditions; future geopolitical or other worldwide events; cyber-security threats and natural disasters; TransDigm Group's reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier including government audits and investigations; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions; TransDigm Group's indebtedness; potential environmental liabilities; liabilities arising in connection with litigation; increases in raw material costs, taxes and labor costs that cannot be recovered in product pricing; risks and costs associated with TransDigm Group's international sales and operations; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Investor Relations
216-706-2945
ir@transdigm.com

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED				Table 1
JULY 03, 2021 AND JUNE 27, 2020
(Amounts in millions, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
NET SALES	$1,218	$1,022	$3,519	$3,930
COST OF SALES	563	531	1,731	1,819
GROSS PROFIT	655	491	1,788	2,111
SELLING AND ADMINISTRATIVE EXPENSES	172	163	531	544
AMORTIZATION OF INTANGIBLE ASSETS	36	42	101	128
INCOME FROM OPERATIONS	447	286	1,156	1,439
INTEREST EXPENSE—NET	263	262	798	762
REFINANCING COSTS	13	1	36	27
OTHER INCOME	(5)	(11)	(37)	(14)
GAIN ON SALE OF BUSINESSES—NET	(68)	—	(69)	—
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	244	34	428	664
INCOME TAX (BENEFIT) PROVISION	(73)	39	(45)	112
INCOME (LOSS) FROM CONTINUING OPERATIONS	317	(5)	473	552
(LOSS) INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	—	(1)	—	66
NET INCOME (LOSS)	317	(6)	473	618
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	(2)	(1)
NET INCOME (LOSS) ATTRIBUTABLE TO TD GROUP	$317	$(6)	$471	$617
NET INCOME (LOSS) APPLICABLE TO TD GROUP COMMON STOCKHOLDERS	$317	$(6)	$398	$432
Earnings (Loss) per share attributable to TD Group common stockholders:
Earnings (Loss) per share from continuing operations—basic and diluted	$5.43	$(0.09)	$6.83	$6.38
(Loss) Earnings per share from discontinued operations—basic and diluted	—	(0.01)	—	1.15
Earnings (Loss) per share	$5.43	$(0.10)	$6.83	$7.53
Cash dividends paid per common share	$—	$—	$—	$32.50
Weighted-average shares outstanding:
Basic and diluted	58.4	57.3	58.4	57.4

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO INCOME (LOSS) FROM CONTINUING OPERATIONS
FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED				Table 2
JULY 03, 2021 AND JUNE 27, 2020
(Amounts in millions, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Income (loss) from continuing operations	$317	$(5)	$473	$552
Adjustments:
Depreciation and amortization expense	65	70	188	211
Interest expense, net	263	262	798	762
Income tax (benefit) provision	(73)	39	(45)	112
EBITDA	572	366	1,414	1,637
Adjustments:
Acquisition-related expenses and adjustments (1)	6	3	24	19
Non-cash stock compensation expense (2)	35	21	105	59
Refinancing costs (3)	13	1	36	27
COVID-19 pandemic restructuring costs (4)	1	30	40	30
Gain on sale of businesses, net (5)	(68)	—	(69)	—
Other, net (6)	—	3	2	8
Gross Adjustments to EBITDA	(13)	58	138	143
EBITDA As Defined	$559	$424	$1,552	$1,780
EBITDA As Defined, Margin (7)	45.9%	41.5%	44.1%	45.3%

(1) Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group's operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.

(2) Represents the compensation expense recognized by TD Group under our stock incentive plans.

(3) Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.

(4) Represents restructuring costs related to the Company's cost reduction measures in response to the COVID-19 pandemic (less than $1 million and $36 million for the thirteen and thirty-nine week periods ended July 3, 2021, respectively, and $24 million for the thirteen and thirty-nine week periods ended June 27, 2020) and also includes restructuring costs related to the 737 MAX production rate change ($3 million for the thirteen and thirty-nine week periods ended June 27, 2020). These are costs related to the Company's actions to reduce its workforce and consolidate certain facilities to align with customer demand. This also includes $1 million and $4 million for the thirteen and thirty-nine week periods ended July 3, 2021, respectively, and $3 million for the thirteen and thirty-nine week periods ended June 27, 2020 of incremental costs related to the pandemic that are not expected to recur once the pandemic has subsided and are clearly separable from normal operations (e.g., additional cleaning and disinfecting of facilities by contractors above and beyond normal requirements, personal protective equipment).

(5) Represents the gain or loss on sale of businesses, which is primarily attributable to the net gain on sale recognized as a result of the divestitures completed during the third quarter of fiscal 2021 (TAC, ScioTeq and TREALITY).

(6) Primarily represents the gain on insurance proceeds from the Leach International Europe fire, foreign currency transaction gain or loss, payroll withholding taxes related to special dividend and dividend equivalent payments and stock option exercises, non-service related pension costs, deferred compensation and gain or loss on sale of fixed assets.

(7) The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of net sales.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF
REPORTED EARNINGS (LOSS) PER SHARE TO
ADJUSTED EARNINGS PER SHARE
FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED			Table 3
JULY 03, 2021 AND JUNE 27, 2020
(Amounts in millions, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Reported Earnings (Loss) Per Share
Income (loss) from continuing operations	$317	$(5)	$473	$552
Less: Net income attributable to noncontrolling interests	—	—	(2)	(1)
Net income (loss) from continuing operations attributable to TD Group	317	(5)	471	551
Less: Special dividends declared or paid on participating securities, including dividend equivalent payments	—	—	(73)	(185)
(Loss) income from discontinued operations, net of tax	—	(1)	—	66
Net income (loss) applicable to TD Group common stockholders - basic and diluted	$317	$(6)	$398	$432
Weighted-average shares outstanding under the two-class method
Weighted-average common shares outstanding	55.0	54.1	54.8	53.9
Vested options deemed participating securities	3.4	3.2	3.6	3.5
Total shares for basic and diluted earnings (loss) per share	58.4	57.3	58.4	57.4
Earnings (Loss) per share from continuing operations—basic and diluted	$5.43	$(0.09)	$6.83	$6.38
(Loss) Earnings per share from discontinued operations—basic and diluted	—	(0.01)	—	1.15
Earnings (Loss) per share	$5.43	$(0.10)	$6.83	$7.53
Adjusted Earnings Per Share
Income (loss) from continuing operations	$317	$(5)	$473	$552
Gross adjustments to EBITDA	(13)	58	138	143
Purchase accounting backlog amortization	3	14	7	41
Tax adjustment (1)	(113)	21	(158)	(72)
Adjusted net income	$194	$88	$460	$664
Adjusted diluted earnings per share under the two-class method	$3.33	$1.54	$7.88	$11.57
Diluted Earnings (Loss) Per Share to Adjusted Earnings Per Share
Diluted earnings (loss) per share from continuing operations	$5.43	$(0.09)	$6.83	$6.38
Adjustments to diluted earnings (loss) per share:
Inclusion of the dividend and dividend equivalent payments	—	—	1.24	3.22
Acquisition-related expenses and adjustments	0.13	0.24	0.44	0.82
Non-cash stock compensation expense	0.50	0.31	1.45	0.80
Refinancing costs	0.18	0.01	0.50	0.37
Tax adjustment on pre-tax income (1)	(1.97)	0.58	(2.22)	(0.56)
COVID-19 pandemic restructuring costs	0.02	0.43	0.54	0.42
Gain on sale of businesses, net	(0.96)	—	(0.95)	—
Other, net	—	0.06	0.05	0.12
Adjusted earnings per share	$3.33	$1.54	$7.88	$11.57

(1) For the thirteen and thirty-nine week periods ended July 3, 2021 and June 27, 2020, the Tax adjustment represents the tax effect of the adjustments at the applicable effective tax rate, as well as the impact on the effective tax rate when excluding the release of the valuation allowance applicable to the net interest deduction limitation carryforward and the discrete impact of excess tax benefits on stock option exercises. Interest expense and stock compensation expense are excluded from adjusted net income and therefore we have excluded the impact that the release of the valuation allowance applicable to the net interest deduction limitation carryforward and excess tax benefits on stock option exercises have on the effective tax rate for determining adjusted net income.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF NET CASH
PROVIDED BY OPERATING ACTIVITIES TO EBITDA,
EBITDA AS DEFINED
FOR THE THIRTY-NINE WEEK PERIODS ENDED		Table 4
JULY 03, 2021 AND JUNE 27, 2020
(Amounts in millions)
(Unaudited)
	Thirty-Nine Week Periods Ended
	July 3, 2021	June 27, 2020
Net cash provided by operating activities	$624	$991

Adjustments:
Changes in assets and liabilities, net of effects from acquisitions and sales of businesses	102	(166)
Interest expense, net (1)	772	737
Income tax (benefit) provision - current	(59)	129
Loss contract amortization	47	32
Non-cash stock compensation expense (2)	(105)	(59)
Refinancing costs (3)	(36)	(27)
Gain on sale of businesses, net (4)	69	—
EBITDA	1,414	1,637
Adjustments:
Acquisition-related expenses and adjustments (5)	24	19
Non-cash stock compensation expense (2)	105	59
Refinancing costs (3)	36	27
COVID-19 pandemic restructuring costs (6)	40	30
Gain on sale of businesses, net (4)	(69)	—
Other, net (7)	2	8
EBITDA As Defined	$1,552	$1,780

(1) Represents interest expense excluding the amortization of debt issue costs and premium and discount on debt.

(2) Represents the compensation expense recognized by TD Group under our stock incentive plans.

(3) Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.

(4) Represents the gain or loss on sale of businesses, which is primarily attributable to the net gain on sale recognized as a result of the divestitures completed during the third quarter of fiscal 2021 (TAC, ScioTeq and TREALITY).

(5) Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group's operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred.

(6) Represents restructuring costs related to the Company's cost reduction measures in response to the COVID-19 pandemic ($36 million and $24 million for the thirty-nine week periods ended July 3, 2021 and June 27, 2020, respectively) and also includes restructuring costs related to the 737 MAX production rate change ($3 million for the thirty-nine week period ended June 27, 2020). These are costs related to the Company's actions to reduce its workforce and consolidate certain facilities to align with customer demand. This also includes $4 million and $3 million for the thirty-nine week periods ended July 3, 2021 and June 27, 2020, respectively, of incremental costs related to the pandemic that are not expected to recur once the pandemic has subsided and are clearly separable from normal operations (e.g., additional cleaning and disinfecting of facilities by contractors above and beyond normal requirements, personal protective equipment).

(7) Primarily represents the gain on insurance proceeds from the Leach International Europe fire, foreign currency transaction gain or loss, payroll withholding taxes related to special dividend and dividend equivalent payments and stock option exercises, non-service related pension costs, deferred compensation and gain or loss on sale of fixed assets.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - BALANCE SHEET DATA		Table 5
(Amounts in millions)
(Unaudited)
	July 3, 2021	September 30, 2020
Cash and cash equivalents	$4,529	$4,717
Trade accounts receivable - net	694	720
Inventories - net	1,225	1,283
Current portion of long-term debt	276	276
Short-term borrowings-trade receivable securitization facility	350	349
Accounts payable	206	218
Accrued and other current liabilities	804	773
Long-term debt	19,384	19,384
Total TD Group stockholders' deficit	(3,138)	(3,972)